EXHIBIT 99.1

SYSCO                                                             [COMPANY LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281)584-1390                                      FOR MORE INFORMATION
                                                   CONTACT: John M. Palizza
                                                            Assistant Treasurer
                                                            (281) 584-1308

              SYSCO ANNOUNCES FOURTH QUARTER DILUTED EPS OF $0.44 &
                        FISCAL 2005 DILUTED EPS OF $1.47

     HOUSTON, AUGUST 15, 2005 -- SYSCO Corporation (NYSE: SYY), North America's leading foodservice marketer and distributor, today announced sales and earnings results for the 13-week fourth quarter and 52-week fiscal year that ended July 2, 2005 as compared to last year's 14-week fourth quarter and 53-week fiscal year ended July 3, 2004.


     FOURTH QUARTER HIGHLIGHTS:
     --------------------------
     o Diluted earnings per share were $0.44, or 2.3% above the $0.43 earned in last year's 14-week fourth quarter.
     o Net earnings rose 1.5%, or $284.7 million vs. $280.6 million in last year's 14-week fourth quarter.
     o Sales were $7.98 billion compared to $8.14 billion in last year's 14-week fourth quarter. On a comparable basis, fourth quarter sales of $7.98 billion compare to last year's adjusted fourth quarter sales of $7.56 billion.(a)
     o Non-comparable acquisitions represented 1.0% of sales and food cost inflation, as measured by SYSCO's change in cost of goods, was 1.6%.
     o Operating expenses as a percent to sales were 13.55%, an 11 basis point reduction in comparison to 13.66% in the same period last year.

     FISCAL YEAR HIGHLIGHTS:
     -----------------------
     o Diluted earnings per share were $1.47, a 7.3% increase over last year's $1.37.
     o Net earnings increased 6.0% to $961.5 million vs. $907.2 million in last year's 53-week fiscal year.
     o Fiscal year sales of $30.3 billion represents a 3.2% increase compared to last year's $29.3 billion in sales. On a comparable basis, fiscal year 2005 sales of $30.3 billion were approximately 5.3% higher than adjusted sales of $28.8 billion for last year.(a)
     o Non-comparable acquisitions represented 0.8% of sales and food cost inflation, as measured by SYSCO's change in cost of goods, was 3.5%.
     o Operating expenses as a percent to sales dropped 27 basis points to 13.85% compared to last year's 14.12%.

    (a) Because the fourth quarter of fiscal 2004 contained an extra week, a comparable sales figure has been provided by excluding 1/14th of the sales made during the final quarter of fiscal 2004. Refer to the reconciliation that appears after the cash flow statement for supplemental information on adjusted sales performance.

     Richard J. Schnieders, SYSCO's chairman, chief executive officer, and president, said, "SYSCO's dedicated associates generated sales and earnings gains for the 29th consecutive year, a truly remarkable accomplishment. After adjusting for the extra week in last year's fourth quarter, nominal sales growth has remained relatively stable for the past several quarters. In addition, declining inflation has lessened the overall gross margin pressures experienced in recent quarters and has spurred underlying unit growth. This has added to the growth coming from the success and maturation of our business review processes."

     SYSCO's business review efforts enhance customer relationships by tailoring value-added products and services such as menu reengineering and customer loyalty programs. On a year-over-year basis, sales to those operators who have participated in business reviews increased at an average percentage rate in the mid-teens.

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     "We are pleased with the results for the quarter that were generated by our sales growth strategies," added Mr. Schnieders. "The continued expense reduction measures and distribution efficiencies at our companies were above internal projections and the companies overcame higher fuel costs in the quarter, which were 0.46 percent of sales compared to 0.33 percent of sales in last year's fourth quarter. Fourth quarter operating expenses as a percent of sales dropped 11 basis points and bad debt writeoffs net of recoveries for the year were a record low 0.07 percent of sales, a reflection of the strength of the restaurant industry and higher quality sales by our operating companies."
     Mr. Schnieders added that SYSCO continued to invest for growth during the fourth quarter, with capital expenditures of $85.8 million during the final 13 weeks of fiscal 2005, or a total of $390.2 million during the fiscal year. The company projects capital spending to be in a range of $425 million to $450 million for fiscal year 2006.
     During the fourth quarter, $16.9 million was expensed and $2.2 million was capitalized related to the National Supply Chain Project. Through the end of fiscal year 2005, the total amount expensed on the National Supply Chain Project since inception was $113 million and the total amount capitalized was $186 million.
     "The National Supply Chain project, the largest strategic project in SYSCO's history, continues to exceed our expectations," added Mr. Schnieders. "The Northeast Redistribution Center (RDC) is currently shipping to 12 of the 14 broadline operating companies in that region, with the two remaining companies scheduled to ramp up by October. Approximately 120,000 cases are currently being shipped each day from the Northeast RDC, a figure that will grow to 300,000 cases when it is fully operational in January, 2006. We also have identified a site in Florida as the location for the second RDC and expect to make a formal announcement in the near future."
     The acquisition of two specialty meat distributors -- Facciola Meat Company (Fremont, California) and Royalty Foods, Inc. (Orlando, Florida), were completed during the fourth quarter of fiscal 2005. The purchase of specialty produce distributor Fowler & Huntting Company, Inc. (Hartford, Connecticut), which was announced during the fourth quarter, was completed July 29, 2005. Construction of two fold-out operations to service the Raleigh, North Carolina and Gulf Coast Alabama markets continued to progress during the quarter, as did construction of a replacement facility in Lincoln, Illinois. A replacement facility for the Denver broadline company is currently under construction and during the fourth quarter facility expansions were completed in Baltimore, Maryland; San Diego, California; and Harrisburg, Virginia. A warehouse expansion was also performed in Modesto, California for Piranha Produce, SYSCO's recently acquired specialty produce distributor.
     SYSCO's income tax provision in the fourth quarter of fiscal 2005 includes a tax benefit of $8.5 million primarily related to the reversal of valuation allowances previously recorded on certain deferred tax assets.
     In the first quarter of fiscal 2006 SYSCO will begin expensing stock options as required under accounting guidelines. The current estimate of the impact for expensing options falls in a range of $0.11 to $0.13 per share for the fiscal year 2006.
     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately
390,000   restaurants,    healthcare   and   educational   facilities,   lodging
establishments and other foodservice customers. SYSCO's operations are located throughout the United States and Canada and include broadline companies,
specialty   produce  and   custom-cut   meat   operations,   Asian   foodservice
distributors,   hotel  supply  operations  and  chain  restaurant   distribution
subsidiaries. For more information about SYSCO visit the company's Internet home page at www.sysco.com. As previously announced, SYSCO's fourth quarter 2005 earnings conference call will be held at 10:00 a.m. EDT on Monday, August 15, 2005. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding capital expenditures; inflationary trends; the impact of option expensing; SYSCO's ability to increase sales, improve operating efficiencies, control expenses and execute growth strategies; and the expected timing and benefits of acquisitions, fold-outs, the national supply chain project and regional redistribution centers, including the Northeast RDC. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO's business, including the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management's allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. The expected impact of option expensing is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. The actual impact of option expensing could vary significantly to the extent actual results vary significantly from assumptions. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 2004 as filed with the Securities and Exchange Commission.


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


                                SYSCO CORPORATION
                 CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
                      (In Thousands Except for Share Data)

                                                     FOR THE 13-WEEK AND 14-WEEK PERIODS ENDED
                                                     -----------------------------------------
                                                       JULY 2, 2005             JULY 3, 2004
                                                     ----------------         ----------------
Sales                                                  $  7,981,279            $  8,139,017
Costs and expenses
    Cost of sales                                         6,437,589               6,554,156
    Operating expenses                                    1,081,376               1,111,548
    Interest expense                                         19,384                  19,136
    Other, net                                               (4,325)                 (2,080)
                                                     ----------------         ----------------

Total costs and expenses                                  7,534,024               7,682,760
                                                     ----------------         ----------------
Earnings before income taxes                                447,255                 456,257
Income taxes                                                162,575                 175,659
                                                     ----------------         ----------------
Net earnings                                           $    284,680            $    280,598
                                                     ================         ================
Basic earnings per share                               $       0.45            $       0.44
                                                     ================         ================
Diluted earnings per share                             $       0.44            $       0.43
                                                     ================         ================
Average shares outstanding                              631,756,582             638,405,202
                                                     ================         ================
Diluted average shares outstanding                      647,875,858             657,838,265
                                                     ================         ================

--------------------------------------------------------------------------------------------------

Comparative segment sales data for the fourth quarter of fiscal years 2005 and 2004 are summarized below.

(Unaudited)                                          FOR THE 13-WEEK AND 14-WEEK PERIODS ENDED
($000)                                               ------------------------------------------
                                                       JULY 2, 2005             JULY 3, 2004
SALES:                                               ----------------         ----------------
    Broadline                                          $  6,289,177            $  6,562,356
    SYGMA                                                 1,076,212                 987,247
    Other                                                   711,052                 675,958
    Intersegment                                            (95,162)                (86,544)
                                                     ----------------         ----------------
Total                                                  $  7,981,279            $  8,139,017
                                                     ================         ================

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



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                                SYSCO CORPORATION
                 CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
                      (In Thousands Except for Share Data)

                                                      FOR THE 52-WEEK AND 53-WEEK PERIODS ENDED
                                                     ------------------------------------------
                                                        JULY 2, 2005           JULY 3, 2004
                                                     ----------------         ----------------

Sales                                                  $ 30,281,914            $ 29,335,403
Costs and expenses
    Cost of sales                                        24,498,200              23,661,514
    Operating expenses                                    4,194,184               4,141,230
    Interest expense                                         75,000                  69,880
    Other, net                                              (10,906)                (12,365)
                                                     ----------------         ----------------
Total costs and expenses                                 28,756,478              27,860,259
                                                     ----------------         ----------------
Earnings before income taxes                              1,525,436               1,475,144
Income taxes                                                563,979                 567,930
                                                     ----------------         ----------------
Net earnings                                           $    961,457            $    907,214
                                                     ================         ================
Basic earnings per share                               $       1.51            $       1.41
                                                     ================         ================
Diluted earnings per share                             $       1.47            $       1.37
                                                     ================         ================
Average shares outstanding                              636,068,266             642,688,614
                                                     ================         ================
Diluted average shares outstanding                      653,157,117             661,919,234
                                                     ================         ================


--------------------------------------------------------------------------------

Comparative segment sales data for the 52-weeks of fiscal year 2005 and the 53-weeks of fiscal year 2004 are summarized below.

(Unaudited)                                          FOR THE 52-WEEK AND 53-WEEK PERIODS ENDED
($000)                                               ------------------------------------------
SALES:                                                 JULY 2, 2005          JULY 3, 2004
                                                     ----------------         ----------------
    Broadline                                          $ 24,128,143            $ 23,718,955
    SYGMA                                                 3,916,255               3,548,693
    Other                                                 2,578,923               2,383,692
    Intersegment                                           (341,407)               (315,937)
                                                     ----------------         ----------------
Total                                                  $ 30,281,914            $ 29,335,403
                                                     ================         ================
--------------------------------------------------------------------------------

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



                                                 SYSCO CORPORATION
                                      CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                                   (In Thousands)

                                                      JULY   2, 2005           JULY   3, 2004
                                                     ----------------         ----------------
ASSETS
Current assets
   Cash                                                $    191,678            $    199,706
   Receivables                                            2,284,033               2,189,127
   Inventories                                            1,466,161               1,404,410
   Prepaid expenses                                          59,914                  54,903
   Prepaid income taxes                                           -                   3,265
                                                     ----------------         ----------------
     Total current assets                                 4,001,786               3,851,411


Plant and equipment at cost, less depreciation            2,268,301               2,166,809


Other assets
   Goodwill and intangibles                               1,284,459               1,218,700
   Restricted cash                                          101,731                 169,326
   Prepaid pension cost                                     389,766                 243,996
   Other                                                    221,859                 197,390
                                                     ----------------         ----------------
      Total other assets                                  1,997,815               1,829,412
                                                     ----------------         ----------------
Total assets                                           $  8,267,902            $  7,847,632
                                                     ================         ================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Notes payable                                       $     63,998            $     73,834
   Accounts payable                                       1,795,824               1,742,578

   Accrued expenses                                         742,282                 724,970
   Accrued income taxes                                      10,195                       -
   Deferred taxes                                           434,338                 422,419
   Current maturities of long-term debt                     410,933                 162,833
                                                     ----------------         ----------------
     Total current liabilities                            3,457,570               3,126,634

Other liabilities
   Long-term debt                                           956,177               1,231,493
   Deferred taxes                                           724,929                 686,705
   Other long-term liabilities                              370,387                 238,294
                                                     ----------------         ----------------
     Total other liabilities                              2,051,493               2,156,492

Contingencies
Shareholders' equity
   Preferred stock                                                -                       -
   Common stock, par $l per share                           765,175                 765,175
   Paid-in capital                                          389,053                 332,041
   Retained earnings                                      4,552,379               3,959,714
   Other comprehensive income                               (13,677)                 17,640
   Treasury stock                                        (2,934,091)             (2,510,064)
                                                     ----------------         ----------------
   Total shareholders' equity                             2,758,839               2,564,506
                                                     ----------------         ----------------
Total liabilities and shareholders' equity             $  8,267,902            $  7,847,632
                                                     ================         ================

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                                SYSCO CORPORATION
                       CONSOLIDATED CASH FLOWS (UNAUDITED)
                                 (In Thousands)

                                                     FOR THE 52-WEEK AND 53-WEEK PERIODS ENDED
                                                     -----------------------------------------
                                                      JULY 2, 2005              JULY 3, 2004
                                                     ----------------         ----------------
Cash flows from operating activities:
  Net earnings                                         $    961,457            $    907,214
  Add non-cash items:
      Depreciation and amortization                         316,743                 283,595
      Deferred tax provision                                554,850                 608,152
      Provision for losses on receivables                    18,587                  27,377

  Additional  investment  in certain  assets
      and  liabilities,  net of effect of
      businesses acquired:
      (Increase) in receivables                             (72,829)               (177,058)
      (Increase) in inventories                             (35,014)               (162,502)
      (Increase) in prepaid expenses                         (4,058)                 (2,183)
      Increase in accounts payable                           28,080                  95,874
      (Decrease) increase in accrued expenses               (32,674)                 61,544
      (Decrease) in accrued income taxes                   (438,779)               (392,197)
      (Increase) in other assets                            (18,185)                (25,238)
      (Decrease) in other long-term
         liabilities and prepaid
         pension cost, net                                  (86,338)                (35,056)
                                                     ----------------         ----------------
    Net cash provided by operating activities             1,191,840               1,189,522
                                                     ----------------         ----------------
Cash flows from investing activities:
  Additions to plant and equipment                         (390,203)               (530,086)
  Proceeds from sales of plant and equipment                 25,482                  15,851
  Acquisition of businesses, net of cash acquired          (115,637)                (79,247)
  Decrease (increase) in restricted cash balances            66,918                 (90,329)
                                                     ----------------         ----------------
    Net cash used for investing activities                 (413,440)               (683,811)
                                                     ----------------         ----------------
Cash flows from financing activities:
  Bank and commercial paper (repayments)                     (9,836)                (77,849)
  Other debt (repayments) borrowings                        (32,796)                185,087
  Cash from termination of interest rate swap                 5,316                   1,305
  Common stock reissued from treasury                       208,004                 167,652
  Treasury stock purchases                                 (597,660)               (608,506)
  Dividends paid                                           (357,298)               (309,540)
                                                     ----------------         ----------------
    Net cash used for financing activities                 (784,270)               (641,851)
                                                     ----------------         ----------------
Effect of exchange rate changes on cash                      (2,158)                 (1,601)
                                                     ----------------         ----------------
Net decrease in cash                                         (8,028)               (137,741)
Cash at beginning of period                                 199,706                 337,447
                                                     ----------------         ----------------
Cash at end of period                                  $    191,678            $    199,706
                                                     ================         ================
Cash paid during the period for:
  Interest                                             $     73,939            $     68,481
  Income taxes                                              473,970                 344,414


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  COMPARATIVE SUPPLEMENTAL STATISTICAL INFORMATION RELATED TO SALES (UNAUDITED)
  -----------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data for the 13-weeks and 14-weeks of the fourth quarter of fiscal years 2005 and 2004 are summarized below.

                                                     FOR THE 13-WEEK AND 14-WEEK PERIODS ENDED
                                                     -----------------------------------------
                                                       JULY 2, 2005            JULY 3, 2004
                                                     ----------------         ----------------
SYSCO Brand Sales as a % of MA-Served Sales                 56.8%                  58.0%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.                  49.2%                  50.1%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                              55.1%                  54.5%
-----------------------------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing  Associate-Served Sales data for the
52-weeks and 53-weeks of fiscal years 2005 and 2004 is summarized below.

                                                     FOR THE 52-WEEK AND 53-WEEK PERIODS ENDED
                                                     -----------------------------------------
                                                       JULY 3, 2005            JULY 3, 2004
                                                     ----------------         ----------------
SYSCO Brand Sales as a % of MA-Served Sales                 57.2%                  57.6%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.                  49.4%                  49.5%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                              53.8%                  53.5%
-----------------------------------------------------------------------------------------------

Because the fourth quarter of fiscal 2004 contained an additional week as compared to fiscal 2005, sales levels for fiscal 2005 are not directly comparable to the prior fiscal year. In order to provide a more comparable picture of sales during fiscal 2005 relative to fiscal 2004, management believes that it is appropriate to adjust the sales figures for fiscal 2004 by estimating the impact of the additional week. As a result, sales for the fiscal 2004 periods presented below are reduced by one-fourteenth of total sales for the fourth quarter. Failure to make these adjustments might cause investors to understate the amount of actual sales change due to the additional week of sales included in the 2004 periods. Set forth below is a reconciliation of the actual year-over-year sales increase (decrease) to adjusted year-over-year sales increase:

Comparative fourth quarter fiscal 2005 and 2004 sales for a 13-week vs. adjusted 13-week comparison.

(In thousands)                                       FOR THE 13-WEEK AND 13-WEEK PERIODS ENDED
                                                     -----------------------------------------
                                                        JULY 2, 2005            JULY 3, 2004
                                                     ----------------         ----------------
Sales                                                  $  7,981,279            $  8,139,017
   Less 1 week average sales                                    n/a                (581,358)
                                                     ----------------         ----------------
Comparable 13-week vs. 13-week sales                   $  7,981,279            $  7,557,659
                                                     ================         ================
Actual year-over-year percentage decrease                     (1.9%)
Adjusted year-over-year percentage increase                    5.6%



Comparative fiscal 2005 and 2004 sales for a 52-week vs. adjusted 52-week comparison.

(In thousands)                                       FOR THE 52-WEEK AND 52-WEEK PERIODS ENDED
                                                     -----------------------------------------
                                                        JULY 3, 2005            JULY 3, 2004
                                                     ----------------         ----------------
Sales                                                  $ 30,281,914            $ 29,335,403
   Less 1 week average sales in fourth
     quarter fiscal 2004                                        n/a                (581,358)
                                                     ----------------         ----------------
Comparable 52-week vs. 52-week sales                   $ 30,281,914            $ 28,754,045
                                                     ================         ================
Actual year-over-year percentage increase                      3.2%
Adjusted year-over-year percentage increase                    5.3%



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